July 14, 2010

To whom it may concern

RE: CONSENT

We hereby consent to (1) the inclusion in Energizer Resources Inc.’s (the “Company”) Registration Statement on Form S-1 of the name Taiga Consultants Ltd. and the references to, information concerning, and data derived from our reports relating to the Company, (2) the reference to Taiga Consultants Ltd. under the caption “Experts” in the Prospectus, which is part of such Registration Statement, and (3) all other references to or concerning the undersigned included in such Registration Statement.

/s/ Taiga Consultants Ltd.

Taiga Consultants Ltd.

Calgary, Alberta

July 14, 2010

TAIGA CONSULTANTS LTD.

Robin Chisholm

President

Tel: 403 265-2777     Fax: 403 235-5362     www.taiga-ltd.com